Exhibit 10.2.1

MEMORANDUM OF AGREEMENT

Dated:  September 20, 2005

1320 TANKER CORPORATION, MAJURO, MARSHALL ISLANDS, hereinafter called the Seller, have agreed to sell and ANN TANKER CORPORATION, MAJURO, MARSHALL ISLANDS, hereinafter called the Buyer, have agreed to purchase M/T OVERSEAS ANN (the “Vessel”)

Classification: Lloyd’s Register
Built: August 2001	by: Hyundai Heavy Industries Co., Ltd., Ulsan, So. Korea
Flag: Marshall Islands	Place of Registration: Majuro, Marshall Islands
Call sign. V7CV6	Register tonnage: GRT: 157,883; NRT: 109,555
Register number: IMO #9217979
on the following conditions:

1.              Purchase Price

The Purchase Price for the Vessel shall consist of common shares of Double Hull Tankers, Inc. (“DHT”) and cash in the amounts set forth below, and shall be payable in accordance with Clause 3.

A.  The number of common shares of DHT that will comprise the Purchase Price shall be determined by:

1.                                       multiplying the initial public offering price per share of DHT common stock (without deduction for underwriters’ discounts or fees) by the number of shares of DHT common stock that are issued to OSG International, Inc. in connection with the purchase of the seven vessels that will comprise DHT’s initial fleet;

2.                                       multiplying the result by the percentage that corresponds to the Vessel below:

Overseas Ann	21.5%
Overseas Chris	21.5%
Regal Unity	16.8%
Overseas Cathy	12.2%
Overseas Sophie	11.8%
Rebecca	8.1%
Ania	8.1	%; and

3.                                       dividing the result by the initial public offering price per share of DHT common stock (without deduction for underwriters’ discounts or fees).

B.  The amount of cash that will comprise the Purchase Price shall be determined by:

1.                                       multiplying the initial public offering price per share of DHT common stock (without deduction for underwriters’ discounts or fees) by the number of shares of DHT common stock that are sold to the public in the underwritten public offering (which, for the avoidance of doubt, excludes any shares issued to OSG International, Inc.) to obtain the “Gross IPO Proceeds” and then adding $236,000,000 to the Gross IPO Proceeds to obtain the “Gross Proceeds”;

2.                                       deducting from the Gross Proceeds: (i) the product of the Gross IPO Proceeds and 6%, (ii) all fees paid by DHT to The Royal Bank of Scotland in connection with its entering into its $401 million secured credit facility and (iii) the estimated total expenses of issuance and distribution found under the caption “Other Expenses of Issuance and Distribution” in the final prospectus related to the initial public offering of shares of DHT common stock to obtain “Net Proceeds”; and

3.                                       multiplying Net Proceeds by the percentage that corresponds to the Vessel in the table in Section 1.A.2 above.

2.              Deposit

Security for the correct fulfillment of this contract has been waived.

3.              Payment

In exchange for those delivery documents required to be delivered by Seller to Buyer in accordance with this MOA, Buyer shall deliver to Seller (i) the cash portion of the Purchase Price, to be paid on the Delivery Date (as defined below), net of any bank charges by wire transfer from Buyer’s bank or its correspondent bank in New York City, United States to Seller’s nominated bank account in New York City, and confirmed by Seller’s nominated bank to have been received, and (ii) the portion of the Purchase Price paid in DHT shares, to be transferred on the Delivery Date (as defined below) into Seller’s nominated custody account and confirmed to have been received.

The closing of the delivery of, and transfer of title to, the Vessel by the Seller to the Buyer shall take place at a place designated by OSG Ship Management, Inc.  At such closing the Seller shall deliver to the Buyer the documents in accordance with Clause 16.

4.              Inspections

The Buyer has inspected the Vessel and its class records between April and June, 2005 and has accepted the Vessel and such class records.  This sale is therefore outright and subject only the terms and conditions of this MOA incorporating the terms set forth herein and not subject to any subsequent or additional inspections of the Vessel or her records by the Buyer.

5.              Place and time of delivery

The Vessel shall be delivered and taken over safely afloat, at sea or at a safe port, at a safe berth, safely alongside or at a safe and readily accessible anchorage of anywhere in the Atlantic, Pacific or Indian Ocean(s), or Arabian, Caribbean, Mediterranean or Red Sea(s) or any connecting bodies of water or the islands thereof, within Institute Warranty Limits, all in the Seller’s option, on the date of the closing of DHT’s initial public offering (the “Delivery Date”) after payment is received by the Seller and confirmed to be received in accordance with Clause 3.

The Seller shall keep the Buyer informed about the Vessel’s schedule and the Vessel is to be delivered to the Buyer wherever the Vessel may be at the designated time and date of closing.

Should the Vessel become a total or constructive total loss before delivery this contract shall be considered null and void.

6.              Drydocking

No predelivery drydocking as per NSF 1987.

7.              Spares/bunkers etc.

The Seller shall deliver the Vessel to the Buyer with everything belonging to her, unless excluded herein, on board, including broached/unbroached stores and with all spare parts and spare equipment including a spare anchor, a spare tail-end shaft or a spare propeller, if any.  Forwarding charges, if any, shall be for the Buyer’s account.  The Seller is not required to replace spare parts, including spare tail-end shaft, spare propeller or a spare anchor, if any, which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyer.  The wireless station/equipment and all navigational aids/equipment on board the Vessel, and the above items, shall be included in the sale without any extra cost to the Buyer.  The Seller has the right to take ashore crockery, plate, cutlery, linen and other articles bearing the Seller’s flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the vessels of the Seller, its parent or affiliates, shall be excluded without compensation.  Personal belongings of master, officers and crew including slop chest to be excluded from the sale without compensation, as well as the additional items as per exclusions in Clause 18.

The Buyer shall not be required to pay for bunkers or lubricating oils and greases remaining onboard at the time of delivery, but the quantities of IFO and MDO/MGO and lubricating oils and greases at the time of delivery shall be recorded.

Items on Exclusions List as per Clause 18 are the only ones other than the personal effects of master, officers and crew and victualling (provisions) and leased gas bottles/cylinders which are excluded from the sale.

8.              Documentation

In exchange for payment of the Purchase Price, the Seller shall, on the Delivery Date, furnish the Buyer with the documents specified in Clause 17(A) of this Contract.

The Seller shall, on the Delivery Date, leave to the Buyer all classification certificates, not required to be returned to any Authority, as well as all plans etc. which are onboard the Vessel.  Other technical documentation which may be in the Seller’s possession shall promptly upon the Buyer’s instructions be forwarded to the Buyer.  The Seller may keep the log books kept up to the time of delivery, but the Buyer has the right to take copies of same at its own expense.

9.              Encumbrances

The Seller warrants that the Vessel, at the time of delivery, is free from all encumbrances, mortgages, and maritime liens or any other debts whatsoever.  However, the Vessel may be on a charter (voyage or time), and delivery shall not affect the performance of such charter.  Should any claims which have been incurred prior to the time of delivery be made against the Vessel, the Seller hereby undertakes to indemnify the Buyer against all consequence of such claims.

10.       Taxes etc.

Any taxes, fees and expenses connected with the purchase and registration under the Buyer’s flag shall be for the Buyer’s account, whereas similar charges connected with the closing of the Seller’s register shall be for the Seller’s account.

11.       Condition on delivery

The Vessel, with everything belonging to her, shall be at the Seller’s risk and expense until she is delivered to the Buyer on the Delivery Date.  Subject to the terms of this contract, she shall be delivered and taken over as she is at the time of inspection, fair wear and tear excepted.  The Vessel shall be delivered with her present class maintained, free of recommendations, and the Vessel’s continuous survey cycles of machinery are to be clean and up-to-date.  All trading, national/international certificates shall be valid and unextended on the Delivery

Date.  The Seller shall notify the Classification Society of any matters coming to their knowledge prior to delivery which upon being reported to the Classification Society would lead to the withdrawal of the Vessel’s class or to the imposition of a recommendation relating to her class.  If a recommendation is issued by Class prior to the Vessel’s delivery, the Seller will make arrangements to have the recommendation cleared at their time and expense in accordance with the Class recommendation that was issued.

12.       Name/markings

(not applicable)

13.       Buyer’s default

Should the Purchase Price not be paid on the Delivery Date, the Seller has the right to cancel this contract.

14.       Seller’s default

If the Seller fails to execute a legal transfer or to deliver the Vessel with everything belonging to her (unless excluded herein) on the Delivery Date, the Buyer shall have the right to cancel this contract.

15.       Arbitration

If any dispute should arise in connection with the interpretation and fulfillment of this contract, same shall be decided by arbitration in the city of New York, New York and shall be referred to a single Arbitrator to be appointed by the parties hereto.  If the parties cannot agree upon the appointment of the single Arbitrator, the dispute shall be settled by three Arbitrators, each party appointing one Arbitrator, the third being appointed by the two Arbitrators already chosen unless they fail to agree or refuse to appoint a third Arbitrator in which case The Society of Maritime Arbitrators in New York City shall select the third Arbitrator.

If either of the appointed Arbitrators refuses or is incapable of acting, the party who appointed him, shall appoint a new Arbitrator in his place.

If one of the parties fails to appoint an Arbitrator — either originally or by way of substitution — for two weeks after the other party having appointed his Arbitrator has sent the party making default notice by mail, cable or telex to make the appointment, the party appointing the third Arbitrator shall, after application from the party having appointed his Arbitrator, also appoint an Arbitrator on behalf of the party making default.

The award rendered by the Arbitrators shall be final and binding upon the parties and judgment on the award may be entered in any court of competent jurisdiction.  The Arbitrators shall determine which party shall bear the expense of the arbitration or the proportion of such expense that each party shall bear.  The Arbitrators shall be commercial men conversant with shipping matters.  To the extent not otherwise set forth in this Contract or agreed by the parties, the rule of the Society of Maritime Arbitrators, Inc. shall apply.

This contract shall be governed by the law of the State of New York.

16.       Closing and Delivery

The closing of the delivery of, and transfer of title to, the Vessel by the Seller to the Buyer shall take place on the Delivery Date after payment is received by Seller and is confirmed to be received in accordance with Clause 3, at a place designated by OSG Ship Management, Inc. The Seller's obligation to sell the Vessel and the Buyer's obligation to purchase the Vessel shall be conditioned upon delivery of (i) a time charter agreement and related charter framework agreement as described in the prospectus related to the initial public offering of shares of DHT by each of the parties thereto and (ii) a final underwriting agreement related to the initial public offering of shares of DHT by each of Overseas Shipholding Group, Inc., DHT and the underwriters party thereto.

The Seller shall keep the Buyer informed about the Vessel’s schedule.

At such closing:

A.           Seller shall deliver to Buyer the following documents:

1.               Original notarized bill of sale in triplicate, in proper form for recording with the Marshall Islands authorities, transferring title to the vessel and everything belonging to her (unless excluded herein) to the Buyer free from all debts, claims, encumbrances, mortgages, and maritime liens and warranting such title.

2.               Certificate of ownership and encumbrance issued by the Marshall Islands authorities dated on the Delivery Date evidencing ownership of the vessel by the Seller free and clear from all liens and encumbrances of record.

3.               Permission from the Marshall Islands authorities to transfer the Vessel to the Buyer for re-registration under Marshall Islands flag.

4.               Copies of Seller’s Articles of Incorporation and By-laws and an incumbency certificate of the Seller.

5.               Certificate of Good Standing.

6.               Notarized copies of resolutions of the board of directors and shareholders of Seller authorizing the sale of the Vessel to the Buyer on the terms set forth in this MOA and the appointment of the Seller’s attorneys-in-fact.

7.               A notarized power of attorney authorizing the officers and attorneys-in-fact of the Seller to execute and deliver all documents relevant to the sale and delivery of the Vessel, including the bill of sale for the Vessel.

8.               A confirmation of class certificate from Lloyd’s Register issued not earlier than three (3) business days prior to the Delivery Date, confirming that the Vessel is in class with certificates valid as onboard.

9.               Written instructions directing the master to record the change of ownership in the Vessel’s logbook at the time of delivery.

10.         Commercial invoice in triplicate giving main particulars of the Vessel.

11.         A copy of the Vessel’s international/national, class and trading certificates as follows:

•                  Certificate of Registry

•                  International tonnage certificate

•                  Radio station license

•                  Safety construction certificate

•                  Safety radiotelegraphy certificate

•                  Oil pollution (IOPP) certificate

•                  Load line certificate

•                  Safe manning certificate

•                  Vessel’s classification certificate

•                  Current SMC issued to the Vessel and doc as per the ISM code

•                  International ship security certificate

The Seller shall email scanned copies of draft documents prior to intended date of delivery and the Buyer shall provide comments on such draft documents.  Seller also to provide reasonable additional documentation required for re-registration provided same is communicated prior to intended date of delivery.

B.             The Buyer shall deliver to the Seller:

1.               Payment of the Purchase Price as provided in Clauses 1 and 3 of this MOA.

2.               A notarized power of attorney authorizing the officers and attorneys-in-fact of the Buyer to execute and deliver all documents relevant to the purchase of the Vessel, including this MOA.

3.               A notarized copy of resolutions of the board of directors of the Buyer authorizing the purchase of the Vessel from the Seller on the terms set forth in this MOA and authorizing the execution and delivery of the MOA, and any other documents required in connection therewith.

C.            Buyer and Seller shall execute:

1.               A protocol of delivery and acceptance fixing the place, date and time of the transfer of title to the Vessel.

17.       Certain Included and Excluded Items

The Vessel shall be delivered with everything belonging to her as on board, unless excluded herein, including broached/unbroached stores and with all spare parts and spare equipment, wireless station/equipment and all navigational aids/equipment on board the Vessel.  There is nothing ashore that belongs to the Vessel.

The above items shall be included in the sale without any extra cost to the Buyer.  All spares shall be treated as per clause seven (7) of the NSF 1987.

Bunkers (IFO and MDO/MGO) and lubricating oils and greases remaining on board at the time of delivery are excluded from sale without compensation and remain the property of the Seller, who may transfer ownership of same to affiliates at or subsequent to delivery.  Sale to exclude without compensation the personal effects of master, officers and crew.

Exclusions listed below are the only ones other than the personal effects of master, officers and crew, victualling (provisions) and leased gas bottles/cylinders which are excluded from the sale.

The following items are excluded from the sale without compensation and remain the property of the Seller, and the Seller may transfer ownership of same to affiliates at or subsequent to delivery.  These items may remain on board at the sole discretion of and for the use and convenience of the Seller or its affiliate(s) (as the case may be) and may be removed at any time after delivery at the expense of such party.

1.               All onboard log books up to the time and date of delivery for deck, engine and radio with the Buyer’s right to photocopy these logs at its own expense.

2.               Seller’s company forms, documents / stationery and all correspondence and company manuals.

3.               All ISPS, ISM and quality documentation and correspondence.

4.               Vessel’s Rydex communications e-mail system and server.

5.               Training video library, books.

6.               Oxygen / acetylene / freon / nitrogen / argon cylinders / bottles.

7.               Crew/officers library / walport videos.

8.               Master’s slopchest/bonded stores; personal effects of master, officers and crew.

9.               Personal hand-held computers.

10.         Personal cell phones.

11.         Contents of master’s safe.

12.         Arms / ammunition.

13.         Works of art, originals, copies, prints, statues.

14.         Safety clothing / hats or other shirts/hats with logo of OSG and/or the Seller, otherwise unmarked items will remain.

15.         Certificates/documents to be returned to authorities.

16.         Seagull training software.

17.         All Seller’s non-class computer software and server.

18.         Chartco digital chart updates system software.

19.         Any rented or leased or third party’s equipment are excluded from the sale of the Vessel whether or not removed from the Vessel prior to delivery.

18.       Notices

All notices required to be given in accordance with this MOA shall be in writing, by email or fax and shall be addressed as follows:

To the Seller:

Mr. Charles F. Nolfo
OSG Ship Management, Inc.
511 Fifth Avenue, New York, NY 10017
Tele: 212 – 578 – 1807
Fax: 212 – 251 – 1139
e-mail: cnolfo@osg.com

To the Buyer:

Mr. Ole Jacob Diesen
Chief Executive Officer
Double Hull Tankers, Inc.
26 New Street
St. Helier, Jersey JE23RA
Channel Islands
Tele: 44-1534-639759

19.       No Representations or Warranties

EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, SELLER MAKES NO WARRANTY AND NONE SHALL BE IMPLIED AS TO THE DESCRIPTION OR CONDITION OF THE VESSEL OR ITS FITNESS OR ELIGIBILITY FOR A PARTICULAR TRADE, REGISTRY OR PURPOSE, THE VESSEL’S PERFORMANCE, MERCHANTABILITY, INSURABILITY OR SEAWORTHINESS OR ITS COMPLIANCE WITH NATIONAL OR INTERNATIONAL CODES, CONVENTIONS, LAWS OR REGULATIONS.

If the Seller shall be unable to deliver the Vessel or the Buyer shall be unable to accept delivery of the Vessel due to outbreak of war, restraint of government, princes or people or other reasons that may be brought about by force majeure, the Seller or the Buyer may terminate this contract without any liability upon either party.

This contract or any interest herein may not be assigned by either party without the prior written consent of the other.  Any assignment by either of the parties hereto in violation of the foregoing sentence shall be void.  This contract may not be modified in any respect except in writing signed by both parties and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

The parties hereto agree that the price, terms, and conditions of this contract will not be disclosed until it may be otherwise mutually agreed, unless such disclosure is required to be made in order to comply with any law, regulation, order or process binding on either of the parties or their respective parents, subsidiaries, agents, directors, officers or legal or accounting advisors.

For the Seller		For the Buyer
1320 TANKER CORPORATION		ANN TANKER CORPORATION

By:	/s/ Myles R. Itkin	By:	/s/ Ole Jacob Diesen
	Myles R. Itkin		Ole Jacob Diesen
	Senior Vice President and Treasurer		Chief Executive Officer